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EXHIBIT 12.1

MARQUEE HOLDINGS INC. AND SUBSIDIARES
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Actual 53 Weeks Ended April 3, 2008	Actual 52 Weeks Ended March 29, 2007	Actual 52 Weeks Ended March 30, 2006	Actual From Inception July 16, 2004 through March 31, 2005	Actual April 2, 2004 through December 23, 2004	Actual Year 52 weeks ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
EARNINGS
Earnings (loss) before income taxes from continuing operations	$30,533	$145,959	$(119,132)	$(53,537)	$(17,568)	$8,183
Add: Fixed charges (below)	333,091	382,783	255,308	81,079	147,935	174,426
Depreciation on capitalized interest	1,493	2,395	1,190	360	1,046	1,422
Less: Interest capitalized (below)	(1,114)	(1,760)	(2,239)	(203)	(658)	(2,658)
Undistributed (income) loss-Joint Ventures	—	2,556	7,801	(164)	—	—

Earnings for ratio	364,003	531,933	142,928	27,535	130,755	181,373

FIXED CHARGES:
Interest on borrowings	172,184	226,797	139,042	52,502	66,851	66,963
Interest on capital and financing lease obligations	7,150	5,585	4,068	1,449	5,848	8,698
Interest capitalized	1,114	1,760	2,239	203	658	2,658
Estimated interest portion of rental expense(1)	152,643	148,641	109,959	26,925	74,578	96,107

Fixed Charges	333,091	382,783	255,308	81,079	147,935	174,426

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$112,380	$53,544	$17,180	$—

RATIO OF EARNINGS TO FIXED CHARGES	1.1	1.4	—	—	—	1.0

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)
Used one-third of rent expense on operating leases.

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  EXHIBIT 12.1
MARQUEE HOLDINGS INC. AND SUBSIDIARES RATIO OF EARNINGS TO FIXED CHARGES (Dollars in thousands)